As filed with the Securities and Exchange Commission on April 22, 2019

Registration No. 333-220450

Registration No. 333-217606

Registration No. 333-197809

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-220450

FORM S-3 REGISTRATION STATEMENT NO. 333-217606

FORM S-3 REGISTRATION STATEMENT NO. 333-197809

UNDER

THE SECURITIES ACT OF 1933

Jones Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1311	80-0907968
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

807 Las Cimas Parkway, Suite 350
Austin, Texas 78746
(512) 328-2953

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Carl F. Giesler, Jr.

Chief Executive Officer

Jones Energy, Inc.

807 Las Cimas Parkway, Suite 350
Austin, Texas 78746
(512) 328-2953

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew R. Pacey

Michael W. Rigdon

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

(713) 836-3600

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by Jones Energy, Inc. (“Jones”), to deregister any shares of common and preferred stock unsold under the following Registration Statements on Form S-3 (the “Registration Statements”) filed by Jones with the Securities and Exchange Commission:

•                  Registration Statement No. 333-220450, filed on September 13, 2017 and effective September 20, 2017, registering 29,431,756 shares of Class A common stock;

•                  Registration Statement No. 333-217606, initially filed on May 3, 2017 and effective June 19, 2017, registering 17,868,330 shares of Class A common stock and 181,600 shares of 8.0% Series A Perpetual Convertible preferred stock;

•                  Registration Statement No. 333-197809, initially filed on August 1, 2014 and effective September 17, 2014, registering $200,000,000 in aggregate principal amount of Class A common stock and 36,813,731 shares of Class A common stock by the Selling Stockholders (as defined therein).

As previously disclosed, on April 14, 2019, Jones and certain of its U.S. subsidiaries (together with Jones, the “Company”), commenced voluntary Chapter 11 proceedings and filed a prearranged plan of reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. The Company’s Chapter 11 cases are jointly administered under the caption In re: Jones Energy, Inc., et al., Case No. 19-32112 (the “Chapter 11 Cases”).

As a result of the Chapter 11 Cases, Jones has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by Jones in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, Jones hereby removes from registration by means of these Post-Effective Amendments all of such securities registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and Jones hereby terminates the effectiveness of such Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”), the registrant has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Austin, State of Texas, on April 22, 2019. No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-3 in reliance upon Rule 478 under the Act.

JONES ENERGY, INC.

By:	/s/ Carl F. Giesler, Jr.
Carl F. Giesler, Jr.
Chief Executive Officer

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